UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2016

Ekso Bionics Holdings, Inc.

(Exact Name of Registrant as specified in its charter)

Nevada	001-37854	99-0367049
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1414 Harbour Way South, Suite 1201

Richmond, California 94804

(Address of principal executive offices, including zip code)

(203) 723-3576

(Registrant’s telephone number, including area code)

Not Applicable

(Registrant’s former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Underwriting Agreement Related to Common Stock Offering

On August 9, 2016, Ekso Bionics Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company, LLC, as a representative of the several underwriters named therein (the “Underwriters”), relating to the public offering (the “Offering”) of 3,750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an offering price to the public of $4.00 per share (the “Offering Price”), less underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company has also granted the Underwriters a 30-day option to purchase up to an additional 562,500 shares of Common Stock to cover over-allotments, if any. The net proceeds to the Company from the sale of the Common Stock are expected to be approximately $13.7 million after deducting underwriting discounts and commissions and estimated aggregate offering expenses payable by the Company. The sale of shares of the Common Stock is expected to close on August 12, 2016, subject to the satisfaction of customary closing conditions.

The Common Stock is being offered and sold pursuant to the Company’s effective shelf registration statement on Form S-3 and an accompanying prospectus (Registration Statement No. 333- 205168) filed with the Securities and Exchange Commission (the “Commission”) on June 23, 2015 and declared effective by the Commission on July 9, 2015 (the “Registration Statement”) and a preliminary and final prospectus supplement filed with the Commission in connection with the Offering. A copy of the opinion of Nutter, McClennen & Fish, LLP relating to the validity of the issuance and sale of the Common Stock in the Offering is attached as Exhibit 5.1 hereto.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriters, including for liabilities under the Securities Act of 1933, as amended (the “Securities Act”), other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties. Subject to certain exceptions, the Company and all of the Company’s directors and executive officers also agreed to not sell or transfer any Common Stock of the Company for 90 days after August 9, 2016 without first obtaining the consent of Cowen and Company, LLC. A copy of the Underwriting Agreement is attached hereto as Exhibit 1.1 and is incorporated herein by reference. The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit.

Item 8.01 Other Events.

In connection with the Offering, certain information relating to Part II, Item 14 under the heading “Other Expenses of Issuance and Distribution” of the Registration Statement is being filed as Exhibit 99.1 to this Current Report on Form 8-K to be incorporated by reference into the Registration Statement.

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As previously disclosed, on December 23, 2015, the Company entered into a Securities Purchase Agreement to sell 15,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Preferred Shares”), and warrants to purchase shares of the Company’s Common Stock (the “2015 Warrants”), to certain institutional investors in a registered direct offering at a purchase price of $1,000 for each Preferred Share and related 2015 Warrants for aggregate proceeds of $15 million. The conversion price of the Preferred Shares and the exercise price of the 2015 Warrants are subject to so-called full-ratchet anti-dilution provisions. As a result of this Offering, the conversion price of the Preferred Shares will be adjusted downwards from $7.07 per share to $3.74 per share and the exercise price of the 2015 Warrants will be adjusted downwards from $8.75 per share to $3.74 per share. As a result of this adjustment, the 3,443 Preferred Shares currently outstanding will be convertible into a total of 920,588 shares of Common Stock. 2015 Warrants to purchase a total of 2,121,642 shares of the Company’s Common Stock are currently outstanding.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description

1.1	Underwriting Agreement, dated August 9, 2016
5.1	Opinion of Nutter, McClennen & Fish, LLP
23.1	Consent of Nutter, McClennen & Fish, LLP (included in Exhibit 5.1)
99.1	Information Relating to Item 14 of the Registration Statement on Form S-3 (No. 333-205168).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EKSO BIONICS HOLDINGS, INC.

By:	/s/ Max Scheder-Bieschin
Name: Max Scheder-Bieschin
Title: Chief Financial Officer

Dated: August 9, 2016

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